Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Board of Directors Approves New Contract with Mike Jackson as Chairman and Chief Executive Officer through April 2022
FORT LAUDERDALE, Fla., (July 14, 2020) - AutoNation, Inc. (NYSE: AN), America’s largest and most recognized automotive retailer, today announced that the Company and its Board of Directors have entered into a contract with Mike Jackson as Chairman and Chief Executive Officer, through April 12, 2022. It is the intent of the Company to name a successor in early 2022. Mr. Jackson will retire from AutoNation upon the appointment of the new Chief Executive Officer. Cheryl Miller has decided not to return from her leave of absence, and has resigned as of July 14, 2020. She has also resigned from the Board of Directors.
“The Board is thankful for Cheryl’s years of service and leadership, including the strategic partnership she built between AutoNation and Waymo,” said Mike Jackson, AutoNation’s Chairman and Chief Executive Officer. “We are grateful for her contributions and wish her all of the best in her future endeavors.”
Miller commented, “AutoNation is America’s largest and most recognized automotive retailer and it has been an honor to have helped lead the company for over a decade. I am grateful for the opportunity to have worked with so many talented and committed associates and leaders who I'm confident will continue to drive the company forward.”
Mike Jackson is one of the most influential and effective leaders in the automotive industry. Over the course of a career spanning nearly five decades, he has earned a reputation as a relentless innovator, with many of the initiatives he championed becoming bedrock practices across the industry.
Mike Jackson added, “AutoNation is well positioned with a powerful combination of brand and scale, both unique in auto retail. I am very excited about what we as a team can accomplish over the next two years.”
About AutoNation, Inc.
AutoNation, America’s largest and most recognized automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of June 30, 2020, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 12 million vehicles, the first automotive retailer to reach this milestone. AutoNation's success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Since 2013, AutoNation has raised nearly $25 million to drive out cancer, create awareness, and support critical research through its DRIVE PINK initiative, which was officially branded in 2015.

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